Exhibit 23.3

Consent of Independent Registred Public Accounting Firm

The Board of Directors
Top  Image Systems Ltd
Tel Aviv
Israel

We consent to the use of our report dated March 11, 2003, with respect to the consolidated balance sheets of Top Image Systems Ltd. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference.

/s/Somekh Chaikin
Certified Public Accountants(Isr.)
(A member firm of KPMG International)

Tel Aviv, Israel
October 21, 2004

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